Exhibit 99.1

NEWS RELEASE

Contact:	Barry Bass	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(301) 986-9200	(615) 254-3376

FIRST POTOMAC REALTY TRUST ACQUIRES

NORTHERN VIRGINIA FLEX PROPERTY FOR $15.25 MILLION

Provides Value-Added Opportunity in Improving Submarket

BETHESDA, Md. — (December 22, 2004) — First Potomac Realty Trust (NYSE:FPO), a real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, announced today that it has acquired Windsor at Battlefield, a two-building, 154,226-square-foot flex property in Manassas, Virginia, for $15.25 million in cash.

Windsor at Battlefield is situated on approximately 12.3 acres in the Battlefield Business Park in the Manassas/I-66 Corridor. The property is currently 57% leased to three tenants. Based on leases in place, the property is expected to generate a first year cash return of approximately 5.1% on the purchase price. The purchase was funded with borrowings on the Company’s revolving credit facility.

Commenting on the announcement, Nicholas R. Smith, First Potomac’s chief investment officer, stated, “At only 57% leased, Windsor at Battlefield provides us with an excellent opportunity to add value. Occupancy rates and market rents in the Manassas/I-66 submarket are increasing and positive net absorption is trending upward. This bodes well for the property’s 66,000 square feet of vacant space, which is one of the largest blocks of available flex space in Northern Virginia. The property’s close proximity to four of our other properties presents us with an attractive opportunity to leverage off the strong occupancy in our current portfolio, which currently exceeds 95%.”

About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 75-building portfolio totaling approximately 4.9 million square feet. The Company’s largest tenant is the U.S.

Government, which leases approximately 687,000 square feet in the Company’s properties under 23 leases.

First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.

Forward-Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties, including the risks and uncertainties associated with the availability, timing and occurrence of property acquisitions, changes in the real estate market, changes in general market conditions, credit risk of our tenants and the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2003. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that the plans, intentions or expectations will be achieved. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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